================================================================================
                                                                EXHIBIT 10(u)
                                                                -------------




                            STOCK PURCHASE AGREEMENT


                                  dated as of

                                NOVEMBER 4, 1994

                                  by and among


                           SEAGATE TECHNOLOGY, INC.,

                         APPLIED MAGNETICS CORPORATION

                                      and

                         APPLIED TAPE TECHNOLOGY, INC.



================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                    Page
ARTICLE I       FORMATION OF ATTI..................................   2

     SECTION 1.01   Contribution of Assets to ATTI.................   2
     SECTION 1.02   Retained Assets................................   4
     SECTION 1.03   Assumption of Liabilities by ATTI..............   6
     SECTION 1.04   Excluded Liabilities...........................   6
     SECTION 1.05   Certain Tax Matters............................   7

ARTICLE II      PURCHASE AND SALE OF ATTI SHARES...................   8

     SECTION 2.01   Purchase and Sale of ATTI Shares...............   8
     SECTION 2.02   Payment for ATTI Shares........................   8
     SECTION 2.03   Preliminary Balance Sheet......................   8
     SECTION 2.04   Adjustment to the Initial Price................   8

ARTICLE III     CLOSING............................................  10

     SECTION 3.01   Time of Closing................................  10
     SECTION 3.02   Payments at Closing............................  10
     SECTION 3.03   Closing Deliveries.............................  10

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF BUYER............  11

     SECTION 4.01   Organization of Buyer..........................  11
     SECTION 4.02   Authority......................................  11
     SECTION 4.03   Noncontravention...............................  11
     SECTION 4.04   Brokers, Finders...............................  11

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF SELLER...........  12

     SECTION 5.01   Corporate Organization.........................  12
     SECTION 5.02   Authorization of Seller........................  12
     SECTION 5.03   Noncontravention...............................  13
     SECTION 5.04   Subsidiaries...................................  13
     SECTION 5.05   Contracts and Commitments......................  13
     SECTION 5.06   Inventory......................................  13
     SECTION 5.07   Receivables....................................  14
     SECTION 5.08   Financial Statements...........................  14
     SECTION 5.09   Events Subsequent to August Balance Sheet Dat..  14

                                      i.

     SECTION 5.10   Assets Are All Assets of the Tape Head
                    Division.......................................  15
     SECTION 5.11   Title to the Assets............................  15
     SECTION 5.12   Division Patents and Intellectual Property.....  15
     SECTION 5.13   Litigation.....................................  16
     SECTION 5.14   Taxes..........................................  16
     SECTION 5.15   Compliance with Law............................  16
     SECTION 5.16   Labor Relations................................  17
     SECTION 5.17   Environmental Matters..........................  18
     SECTION 5.18   No Defaults....................................  19
     SECTION 5.19   Capitalization of Surf Tape....................  19
     SECTION 5.20   Insurance......................................  20
     SECTION 5.21   Restrictions on Business Activities............  20
     SECTION 5.22   Customs........................................  20
     SECTION 5.23   Product Warranty...............................  20
     SECTION 5.24   Disclosure.....................................  21
     SECTION 5.25   Undisclosed Liabilities........................  21
     SECTION 5.26   Bulk Sales Compliance..........................  21
     SECTION 5.27   Brokers, Finders...............................  21

ARTICLE VI      PRE-CLOSING COVENANTS..............................  21

     SECTION 6.01   General Covenants..............................  22
     SECTION 6.02   Notices and Consents...........................  22
     SECTION 6.03   Operation of Business..........................  22
     SECTION 6.04   Preservation of Business.......................  22
     SECTION 6.05   Compliance with Obligations....................  22
     SECTION 6.06   Access to Financial, Operation, Technical and
                    Scientific Information.........................  22
     SECTION 6.07   Notice of Developments.........................  23
     SECTION 6.08   Exclusivity....................................  23
     SECTION 6.09   Buyer to Offer Employment......................  24
     SECTION 6.10   Title Insurance................................  25
     SECTION 6.11   Other Insurance................................  25
     SECTION 6.12   Modification and Termination of Existing
                    Agreements.....................................  25

ARTICLE VII    POST-CLOSING COVENANTS..............................  26

     SECTION 7.01   General........................................  26
     SECTION 7.02   Litigation Support.............................  26
     SECTION 7.03   Transition.....................................  26
     SECTION 7.04   Confidentiality................................  27

                                      ii.

ARTICLE VIII    CONDITIONS TO OBLIGATION TO CLOSE................  27

     SECTION 8.01   Conditions to Obligation of Buyer............  27
     SECTION 8.02   Conditions to Obligation of Seller...........  30

ARTICLE IX      INDEMNIFICATION..................................  32

     SECTION 9.01   Survival.....................................  32
     SECTION 9.02   Indemnification Provisions for Benefit of
                    Buyer........................................  32
     SECTION 9.03   Cash Escrow..................................  33
     SECTION 9.04   Indemnification Provisions for Benefit of
                    Seller.......................................  33
     SECTION 9.05   Other Indemnification Provisions.............  33
     SECTION 9.06   Matters Involving Third Parties..............  34
     SECTION 9.07   Limitations..................................  34

ARTICLE X       TERMINATION......................................  35

     SECTION 10.01  Termination of Agreement.....................  35
     SECTION 10.02  Effect of Termination........................  35

ARTICLE XI      MISCELLANEOUS....................................  35

     SECTION 11.01  Expenses.....................................  35
     SECTION 11.02  Press Releases and Announcements.............  36
     SECTION 11.03  No Third-Party Beneficiaries.................  36
     SECTION 11.04  Entire Agreement.............................  36
     SECTION 11.05  Succession and Assignment....................  36
     SECTION 11.06  Headings.....................................  36
     SECTION 11.07  Notices......................................  36
     SECTION 11.08  Interpretation...............................  37
     SECTION 11.09  Governing Law................................  37
     SECTION 11.10  Amendments and Waivers.......................  37
     SECTION 11.11  Severability.................................  38
     SECTION 11.12  Specific Performance.........................  38
     SECTION 11.13  Counterparts.................................  38

                                     iii.

                            STOCK PURCHASE AGREEMENT



          THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of November 4, 1994, is entered into by and among Seagate Technology, Inc., a Delaware corporation ("Buyer"), Applied Magnetics Corporation, a Delaware corporation ("Seller"), and Applied Tape Technology, Inc., a California corporation and a wholly owned subsidiary of Seller ("ATTI").

                                    RECITALS
                                    --------

          A. Seller is presently engaged in the business of designing, developing, manufacturing and marketing magnetic recording disks and Tape Heads for use in computer disk and tape drives. As used herein, the term "Tape Head" shall mean a device designed and manufactured for the purpose of recording information on or reading or erasing information from magnetic tape and comprising one or more transducers, a support housing for said transducers and electrical circuit means such as flex circuits. Seller's business of designing, developing, manufacturing and marketing Tape Heads for use in computer tape drives (the "Business") is presently conducted by Seller as a division (the "Division" or "Tape Head Division") with its one principal facility located in Santa Maria, California (the "Santa Maria Facility"), and additional operations at the Seller's other facilities located in Seoul, South Korea (the "Seoul Facility"), and in Chung Ju, South Korea (the "Chung Ju Facility"). The Seoul Facility and the Chung Ju Facility are collectively referred to herein as the "Korean Facilities."

          B. Seller now desires to sell, and Buyer now desires to acquire, the Business and the Tape Head Division on the terms and conditions hereinafter set forth.

          C. Prior to the consummation of the contemplated transaction, the parties intend that certain specified assets and liabilities of the Tape Head Division be contributed to ATTI, which was formed by Seller on August 26, 1994.

          D. The parties further intend that the acquisition of the Business be accomplished by means of an acquisition by Buyer of all of the outstanding capital stock of ATTI.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                       1.

                                 ARTICLE I
                               FORMATION OF ATTI

         SECTION 1.01  Contribution of Assets to ATTI.
                       ------------------------------

          (a) On the Closing Date (as defined in Section 3.01 below), Seller shall assign, transfer, convey, deliver and contribute to ATTI, on a going concern basis, in exchange for shares of capital stock of ATTI, all of Seller's right, title and interest in and to all of the assets, properties and rights, other than the Retained Assets (as defined in Section 1.02 below), owned, leased or used by Seller in connection with the Seller's operation of the Tape Head Division or relating to the Business, of every kind and description, whether real, personal or mixed (the "Tape Head Division Assets"), including, without limitation, the following:

               (i) All real property and all buildings thereon, all improvements thereto and fixtures thereon and all related rights at the Santa Maria Facility, the legal description of which being set forth at
     Schedule 1.01-A;

               (ii) All machinery, equipment, leasehold improvements, construction in progress, tooling, furniture, fixtures, motor vehicles, supplies, repair and maintenance parts, fuel, and other fixed assets, including any items of capital equipment that were purchased through funding or co-funding arrangements with third parties and are used in connection with the operation of the Business, a listing of all items described in this subpart (ii) having an original purchase price or cofunded value in excess of $500 being set forth at Schedule 1.01-B;

               (iii) All accounts receivable arising out of the ordinary course of the Business on or prior to the Closing Date;

               (iv) All inventory of raw materials, work-in-process and finished goods;

               (v) All prepaid expenses and prepaid taxes, to the extent not pro rated pursuant to Section 1.05 hereof, lease and rent deposits, and all other current assets, a listing of which being set forth at Schedule 1.01-C;

               (vi) All claims and rights under all leases, agreements, contracts, licenses, evidences of indebtedness, purchase and sale orders and other executory commitments, including the Contracts (as defined in Section 5.05);

               (vii) All rights to receive proceeds under insurance policies maintained by the Seller insofar as they (1) relate to the liabilities assumed by Buyer pursuant to this Agreement and (2) provide coverage with respect to the Business or the Tape Head Division Assets for losses occurring after the Closing Date, or claims

                                       2.

     made after the Closing Date with respect to occurrences prior to the Closing Date, a listing of such insurance policies being set forth at
     Schedule 1.01-D;

               (viii) All permits, consents and certificates of any regulatory, administrative or other governmental agency or body that are used in, or are required or necessary for, the ownership or operation of the Business and the Tape Head Division Assets;

               (ix) All rights relating to or arising out of the Business under express or implied warranties from its suppliers insofar as they relate to the Tape Head Division Assets;

               (x) Subject to (1) certain rights and licenses granted under the AMB Agreement, the Nortronics Agreement, the IBM Agreement, the 3M Agreement, the Kodak Agreement and the STK Agreement (as those terms are defined herein), and (2) the license retained by Seller pursuant to the License Agreement referred to in Section 8.01(j) hereof, all patents, patent applications and invention disclosures that are used primarily for the design, development, manufacture and marketing of Tape Heads a listing of which being set forth in Schedule 1.01-E (the "Division Patents");

               (xi) Subject to certain rights and licenses granted under the AMB Agreement, the Nortronics Agreement, the IBM Agreement, the 3M Agreement, the Kodak Agreement and the STK Agreement (as those terms are defined herein), all (1) copyrights and registrations and applications for registration thereof; (2) masks, mask designs and mask works, and registrations and applications for registration thereof; (3) computer software, data, and documentation; (4) trade secrets (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works; (5) registered and common law trademarks, servicemarks, tradenames, trademark and servicemark applications and copies thereof and tangible embodiments thereof (in whatever form or medium) that are used solely for the design, development, manufacture and marketing of Tape Heads ("Intellectual Property");

               (xii) All rights under Seller's existing employee confidentiality and assignment agreements to employee inventions, discoveries and improvements with respect to Division Patents and Intellectual Property;

                                       3.

               (xiii) Copies (whether in written or electronically recorded form or otherwise) of all books of account, general ledgers, sales invoices, accounts payable and payroll records, drawings, files, papers and all other records relating to the operation of the Business; and

               (xiv) All other intangible assets and goodwill related to or arising out of the Business.

          (b) Seller, ATTI and Buyer acknowledge that the Business has used in the ordinary course, the trademarks, trade names or service marks "Applied Magnetics," "Applied Magnetics Corporation," and "/+" and various geometric representations or stylized versions or combinations of the foregoing (collectively, "AMC Marks") in connection with documents, product brochures, stationery, sales and promotional literature, visual expressions of computer software and programs and the like ("Visual Materials"). While nothing contained herein shall be deemed to grant to Buyer or ATTI any right or license to use AMC Marks, ATTI shall be permitted, for a period not exceeding 180 days following the Closing, to use such Visual Materials which exist at Closing and which contain or incorporate AMC Marks, provided that in using the same ATTI shall undertake its best reasonable efforts to obliterate, overprint or otherwise obscure or eliminate such marks. After the expiration of such 180 day period, ATTI shall forever cease and desist from using such marks.

          SECTION 1.02   Retained Assets.  Notwithstanding anything in Section
1.01 to the contrary, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the transfer of assets contemplated by Section 1.01, the following assets and rights (collectively, the "Retained Assets"):

               (i)  All cash and cash equivalents;

               (ii) All of Seller's right, title and interest in and to the real property, and all buildings thereon, all improvements thereto and fixtures thereon, and all related leases and rights, at the Korean Facilities;

               (iii) All rights to the use of the AMC Marks, except to the extent contemplated by Section 1.01(b);

               (iv) All patents, patent applications and invention disclosures owned or held by Seller other than Division Patents;

               (v) The consideration delivered to Seller pursuant to this Agreement;

                                       4.

               (vi) All of the Seller's rights under confidentiality and assignment agreements and under applicable law with respect to the obligations of employees of the Tape Head Division ("Division Employees") to not disclose or misappropriate Seller's confidential and proprietary information and trade secrets which are not Division Patents and Intellectual Property, and with respect to the disclosure, assignment, ownership, and prosecution of inventions, patents, and patent applications other than Division Patents and Intellectual Property;

               (vii) All of the Seller's rights under (1) that certain Agreement dated as of March 11, 1993, between the Seller and Applied Magnetics Belgium, N.V. (the "AMB Agreement"), (2) that certain Stock Purchase Agreement dated as of November 16, 1991 among Seller, Nortronics Company, Inc., Alan C. Kronfeld, Thomas Philipich and Robert Cistori (the "Nortronics Agreement"), (3) that certain Agreement dated as of June 12, 1991, between Seller and Center for Magnetic Recording Research, University of California at San Diego, (4) that certain Agreement dated as of June 8, 1990, between Seller and Carnegie Mellon University, Data Storage Center, and (5) subject to the rights of ATTI as an "Operating Subsidiary", that certain License Agreement between Seller and International Business Machines Corporations dated as of July 1, 1986 (the "IBM Agreement").

               (viii) With respect to (1) that certain agreement dated as of January 1, 1994, between Seller and Storage Technology Corporation (the "STK Agreement"); (2) that certain agreement dated as of December 19, 1994, between Seller and 3M Corporation (the "3M Agreement"); (3) that certain agreement dated as of May 10, 1993, between Seller and Eastman Kodak Company (the "Kodak Agreement"); and (4) non-disclosure agreements with actual or prospective customers and suppliers of the Division, all rights that (x) impose on the parties to such agreements and contracts obligations or restrictions with respect to the use or disclosure of AMC's confidential or proprietary information, Excluded Intellectual Property or Licensed Trade Secrets (as defined in 1.02(xi) and (xii) below), (y) grant to AMC any actual or prospective rights or licenses in any inventions, improvements or discoveries to make, have made, use or sell products or services other than Tape Heads, or (z) relate to, involve or are connected with, in any manner whatsoever, either the enforcement, perfection or performance of the obligations, restrictions, rights and licenses described in clauses (x) and (y) above, or, in the case of a violation, breach or default by any party of such obligations, restrictions, rights and licenses, the ability of AMC to pursue any and all remedies at law or in equity;

               (viii) All of Seller's capital stock in each of its subsidiaries other than ATTI;

               (ix) The original books of account, general ledgers, sales invoices, accounts payable and payroll records, drawings, files, papers and all other records relating thereto;

                                       5.

          (x) All rights to all (1) copyrights and registrations and applications for registration thereof; (2) masks, mask designs, mask works, and registrations and applications for registration thereof; (3) computer software, data, and documentation; (4) trade secrets (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works); (5) registered and common law trademarks, service marks, trade names, trademark and service mark applications; and copies and tangible embodiments thereof (in whatever form or medium), in each case other than the Intellectual Property ("Excluded Intellectual Property"); and

               (xii) All rights to Licensed Trade Secrets as defined in and subject to the license granted to ATTI under the License Agreement contemplated by Section 8.01(j).

          SECTION 1.03 Assumption of Liabilities by ATTI. Concurrently with the conveyance of the Tape Head Division Assets to ATTI, Seller shall cause ATTI to assume, and become responsible for paying and satisfying, the following debts, liabilities and obligations of Seller (and only such debts, liabilities and obligations) (the "Assumed Liabilities"):

               (i) All trade and other accounts payable of Seller exclusively related to the Business which shall have arisen, and shall have been booked, in the ordinary course of the Business on or prior to the Closing Date;

               (ii) All accrued vacation and paid leave benefits for Seller's employees at the Santa Maria Facility as of the Closing Date;

               (iii) All product warranty obligations arising after Closing but which relate to products sold by the Tape Head Division prior to Closing;

               (iv) All liabilities and obligations of the Business under the Contracts listed in Schedule 1.03; and

               (v) All liabilities and obligations relating to the offers of employment which Buyer has ATTI make as contemplated under Section 6.09(a) and (b), and any employment agreements, expressed or implied, oral or in writing, arising therefrom.

          SECTION 1.04   Excluded Liabilities.  Except as otherwise provided in
Section 1.03 and as contemplated under certain of the agreements described in
Article VIII, neither Buyer nor ATTI shall by the execution, delivery and performance of this Agreement,

                                       6.

or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller, known or unknown, contingent or otherwise, or any liability or obligation arising out of or related to Seller's ownership of the Tape Head Division Assets or operation of the Business on or prior to the Closing Date (the "Excluded Liabilities"). The disclosure by Seller elsewhere in this Agreement or in a Disclosure Schedule (as defined in Article V) of a fact, condition or circumstance that may give rise to a possible liability, obligation or claim of or against Seller, ATTI or Buyer following the Closing shall in no way affect the preceding limitation. Specifically, but without intending to limit the foregoing, Seller acknowledges and agrees that neither Buyer nor ATTI shall have any liability whatsoever with respect to those liabilities and obligations Seller (or its subsidiaries) may have as of the Closing Date in respect of Seller's employees at the Korean Facilities, including any liabilities associated with payroll, severance, retirement and all other employee benefits. In addition, the parties hereto acknowledge that (i) all claims, suits and charges threatened or pending against the Business or the Tape Head Division as of the Closing Date or which may arise after the Closing Date but which are based upon or relate to events or circumstances occurring or existing prior to the Closing Date shall be deemed Excluded Liabilities for purposes of this Agreement, notwithstanding the fact that such threatened or pending claims, suits or charges shall have been disclosed by Seller on Schedule
5.13 of the Disclosure Schedule, and (ii) any Environmental Liability (as defined in Section 5.17) that ATTI or Buyer may incur, and any remediation costs incurred in connection therewith, shall be covered as an Excluded Liability by the indemnification rights set forth in Section 9.02(b), notwithstanding the fact such potential Environmental Liabilities shall have been disclosed by Seller on Schedule 5.17 of the Disclosure Schedule.

          SECTION 1.05   Certain Tax Matters.
                         -------------------

          (a) Returns and Payments. Seller agrees to bear, pay promptly when due, and file all necessary returns with respect to, all Taxes that arise in or are attributable to the operations of the Tape Head Division (or its incorporation) for any taxable period ending prior to or on the Closing Date. Buyer agrees to bear, pay promptly when due and file all necessary returns with respect to all Taxes that are attributable to the operations of STTI for any taxable period beginning after the Closing Date. For taxable periods that begin before and end after the Closing Date, Seller agrees to pay all Taxes attributable to the pre-Closing Date period on the basis of an interim closing of the books as of the end of the Closing Date. Buyer shall file all returns required to be filed for taxable periods ending after the Closing Date. For purposes of this section, Tax and/or Taxes means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-in capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax or additional amount imposed by any taxing authority, provided that Buyer shall reimburse Seller for actual transfer and sales taxes arising as a result of the transfer of assets pursuant to this Agreement up to a maximum reimbursement of $10,000.

                                       7.

          (b) Section 338(h)(10) Election. Buyer shall have the option to make elections under Section 338(h)(10) of the Internal Revenue Code ("IRC") (or the state equivalent) for federal and/or state tax purposes. Seller agrees to join with Buyer in making timely, effective and irrevocable IRC Section 338(h)(10) elections (or the state equivalent) in the taxing jurisdictions identified by Buyer. Buyer shall retain a nationally recognized firm to appraise the value of the assets of ATTI that are deemed to have been acquired pursuant to the Section 338(h)(10) Election. The costs, fees and expenses of such firm shall be borne by Buyer. Buyer shall allocate the modified aggregate deemed sales price as such term is defined in Regulation Section 1.338(h)(10)-1(f), among the assets of ATTI in accordance with the appraisal and the regulations promulgated under
Section 338(h)(10). Such allocation shall be the price allocation and shall be binding on the parties hereto.

                                   ARTICLE II
                        PURCHASE AND SALE OF ATTI SHARES

          SECTION 2.01 Purchase and Sale of ATTI Shares. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of the ATTI Shares (as defined in Section 5.19 below) for the consideration specified herein.

          SECTION 2.02 Payment for ATTI Shares. The total purchase price due at Closing (the "Initial Price") for the ATTI Shares shall be $21,500,000 of which $7,500,000 in the aggregate shall be held in escrow pursuant to the Escrow Agreement. Such Initial Price shall be paid in the manner described in Section 3.02.

          SECTION 2.03 Preliminary Balance Sheet. Schedule 2.03 to this Agreement presents an unaudited balance sheet (the "August Balance Sheet") prepared by Seller that sets forth (i) the Tape Head Division Assets and the Assumed Liabilities as of August 27, 1994 (the "August Balance Sheet Date") with line item entries that have been prepared in accordance with generally accepted accounting principles ("GAAP") and on a basis consistent with Seller's past accounting practices except that such August Balance Sheet shall reflect a reserve for product warranty claims on Tape Head Division product sales through the August Balance Sheet Date which is not consistent with Seller's past accounting practices, and (ii) a calculation of the net book value of such assets and liabilities as of such date (the "August Net Value").

          SECTION 2.04   Adjustment to the Initial Price.
                         -------------------------------

          (a) Closing Date Statement. Not more than 20 days following the Closing Date, Seller shall deliver to Buyer an unaudited closing balance sheet of the Tape Head Division Assets and the Assumed Liabilities as of the Closing Date (the "Closing Date Statement") with line item entries that have been prepared in accordance with GAAP and on a basis consistent with the methodologies and assumptions used in preparing the August

                                       8.

Balance Sheet, which shall set forth the net book value of such assets and liabilities as of the Closing Date (the "Closing Net Value"). Upon receipt of the Closing Date Statement, Buyer, and, if so desired by Buyer and at Buyer's expense, Buyer's independent accountants, shall be permitted during the succeeding 30-day period to examine, and Seller shall make available, the books and records of Seller associated with the Business and any work papers and reconciliations prepared by Seller in the preparation of the Closing Date Statement. As promptly as practicable and in no event later than the last day of such 30-day period, Buyer shall either inform Seller in writing that the Closing Date Statement is acceptable, or object to the Closing Date Statement by delivering to Seller a written statement setting forth a specific description of Buyer's objections to the Closing Date Statement (the "Statement of Objections").

          If Buyer shall fail to deliver such a Statement of Objections within such 30-day period, the Closing Date Statement shall be deemed to have been accepted by Buyer. In the event Buyer shall object to the Closing Date Statement as provided above, Seller and Buyer shall attempt in good faith to resolve any such objections within 14 days of Seller's receipt of Buyer's Statement of Objections. If Seller and Buyer shall be unable to resolve the matter within such 14-day period, they shall, within 30 days thereafter, jointly select and engage a nationally recognized firm of U.S. independent certified public accountants to resolve any unresolved objections of Buyer and to make any adjustments to the unresolved items on the Closing Date Statement. In making any such adjustments, such accountants shall evaluate the line item entries that have been set forth in the August Balance Sheet and in the Closing Date Statement to the extent that they have been prepared in accordance with GAAP and on a basis consistent with the Seller's past accounting practices. The fees of such firm shall be divided equally between Seller and Buyer. Seller and Buyer and their respective accountants shall each make readily available to such firm all relevant books and records and work papers prepared by them relating to the Closing Date Statement as may be requested by such firm to resolve the disputes. Such firm's resolution of the dispute and its adjustments to the Closing Date Statement shall be conclusive and binding upon the parties.

          (b) Adjustment to Initial Price. Upon the later to occur of (i) acceptance of the Closing Date Statement or (ii) the resolution of Buyer's objections in connection therewith, Seller shall pay to Buyer the amount, if any, by which $10,000,000 exceeds the Closing Net Value or, conversely, Buyer shall pay to Seller the amount, if any, by which the Closing Net Value exceeds $10,000,000; provided, however, that no adjustment payment shall be required of either Seller or Buyer pursuant to the foregoing to the extent that the Closing Net Value shall not differ (either positively or negatively) from $10,000,000 by more than $100,000. If the difference shall, however, be greater than $100,000, then the receiving party shall be entitled to the full amount of such difference. The applicable amount shall be paid by wire transfer of immediately available funds to the appropriate party within five business days after its determination. If the foregoing procedure shall indicate that Seller shall be required to make a post-Closing adjustment payment to Buyer and if such payment shall not have been made by Seller within such prescribed period,

                                       9.

Buyer shall be entitled, but not required, to make a claim against the Claims Deposit (as defined in Section 9.03(a)) for the appropriate amount. If the foregoing procedure shall indicate that Buyer shall be required to make a post-Closing adjustment payment to Seller and if such payment shall not have been made by Buyer within such prescribed period, Seller shall be entitled, but not required, to receive a payment from the Claims Deposit for the appropriate amount. If Seller receives such a payment, Buyer shall be required to deposit the amount of such payment in the Escrow Fund.

                                  ARTICLE III
                                    CLOSING

          SECTION 3.01 Time of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Brobeck, Phleger & Harrison, One Market Plaza, Spear Street Tower, San Francisco, California as soon as practicable following satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII, or such other place or date as Buyer and Seller may mutually agree in writing (the date on which the Closing shall occur, "Closing Date").

          SECTION 3.02 Payments at Closing. At the Closing, in addition to any other amounts required to be paid hereunder or under any other agreements between or among Buyer and Seller, Buyer shall pay (i) to Seller $14,000,000, and (ii) to the Escrow Agent (as defined in Section 9.03(a)) named in the Escrow Agreement (also as defined in Section 9.03(a)) $7,500,000, to be held and disbursed by such Escrow Agent in accordance with the terms of such Escrow Agreement and in such accounts as are set forth in such Escrow Agreement, of which (a) an aggregate of $5,000,000 shall be held in escrow pursuant to the License Agreement, (b) an aggregate of $1,000,000 and $500,000 shall be held in escrow pursuant to the Wafer Supply Agreement and Manufacturing Agreement, respectively, and (c) an aggregate of $1,000,000 shall be held in escrow pursuant to the terms of Section 9.03 hereof. Such payments shall be made by Buyer to Seller and the Escrow Agent by means of a wire transfer of immediately available funds. The payment to Seller shall be made to Seller's account at First Interstate Bank of California, Goleta, California Branch, Account No. 308-7-02356 or at such other account as Seller may designate in writing not later than three (3) days prior to the Closing Date.

          SECTION 3.03 Closing Deliveries. At the Closing, (i) Seller shall deliver to Buyer the various certificates, instruments and documents referred to in Section 8.01, all duly and properly executed, (ii) Buyer shall deliver, in addition to the payments referred to in Section 3.02 above, the various certificates, instruments and documents referred to in Section 8.02, all duly and properly executed, and (iii) Seller shall deliver to Buyer a share certificate representing all of the ATTI Shares, endorsed in blank or accompanied by duly executed assignment documents.

                                       10.

                                 ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

          SECTION 4.01 Organization of Buyer. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware.

          SECTION 4.02 Authority. Buyer has the requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby and by the ancillary agreements contemplated by Article VIII hereof. This Agreement has been duly authorized, executed and delivered and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principals. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement other than those consents mandated by the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

          SECTION 4.03 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) assuming compliance with the HSR Act, violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

          SECTION 4.04 Brokers, Finders. The transactions contemplated hereby were not submitted to Buyer by any broker, finder or other person entitled to a commission, fee or like payment thereon and were not, with the consent of Buyer, submitted to Seller by any broker, finder or other person, and the actions of Buyer have not given rise to any claim by any person against Seller for a commission, fee or like payment.

                                       11.

                                 ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer that, except as set forth in a document which identifies the Section and subsection to which the disclosures set forth therein relate and is delivered by Seller to Buyer prior to the date hereof (the "Disclosure Schedule"), the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this
Article V). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule shall identify the exception with reasonable particularity and shall describe the relevant facts in reasonable detail. For purposes of this Article V, any representation or warranty made by Seller with respect to itself, the Tape Head Division, the Tape Head Division Assets or the Assumed Liabilities shall be deemed to have been made in a like manner with equal force with respect to ATTI and its organization, operations and assets. In addition, all references in this Article V to "Seller" shall also be deemed to include ATTI.

          SECTION 5.01 Corporate Organization. Each of Seller and ATTI is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation with all requisite corporate power and authority to carry on the Business. Prior to Closing, ATTI shall be duly qualified to do business as a foreign corporation and be in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities as of the Closing makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse affect on the condition (financial or otherwise), assets, properties, liabilities, results of operations or prospects of the Business (a "Material Adverse Effect") and a listing of each such jurisdiction is set forth in Schedule 5.01 of the Disclosure Schedule.

          SECTION 5.02 Authorization of Seller. Seller has the requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby and by the ancillary agreements contemplated by Article VIII hereof. This Agreement has been duly authorized, executed and delivered and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principals. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement other than those consents mandated by the applicable requirements of the HSR Act.

                                       12.

          SECTION 5.03 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) assuming compliance with the HSR Act, violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller, except for such violations which, individually or in the aggregate, would not have a Material Adverse Effect, and (ii) except for the contemplated modification of the 3M Agreement, the termination of the STK Agreement as required in Sections 8.01(n) and (o) hereof and the credit facilities contemplated under Section 8.01(v) hereof, respectively, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangement to which Seller is a party or by which it is bound or to which any of the Tape Head Division Assets is subject, (iii) result in the imposition of any lien, security interest, mortgage, pledge, charge or encumbrance of any kind (a "Lien") upon any of the Tape Head Division Assets; or
(iv) except for the contemplated modification of the 3M Agreement and the termination of the STK Agreement, create in a party to a Contract the right to accelerate, modify or cancel such Contract.

          SECTION 5.04 Subsidiaries. ATTI does not have any direct or indirect interest or equity participation in any corporation, partnership, trust or other business association or entity.

          SECTION 5.05 Contracts and Commitments. Schedule 5.05 of the Disclosure Schedule sets forth all material contracts, commitments, leases, permits, purchase orders, sales orders and other instruments binding upon Seller with respect to the Business (collectively, the "Contracts"). Prior to the date of this Agreement, Seller has delivered to Buyer true and complete copies of all items listed in Schedule 5.05, and any amendments thereof. To Seller's knowledge, all such Contracts are in full force and effect and are valid, binding and enforceable in all material respects in accordance with their respective provisions, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. Seller is not in default nor, to Seller's knowledge, has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a default with respect to the payment or performance of any obligation thereunder; and no claim of such a default has been asserted and, to Seller's knowledge, there is no reasonable basis upon which such a claim could validly be made.

          SECTION 5.06 Inventory. The inventory of Seller with respect to the Business reflected on the August Balance Sheet was valued at cost (determined on a first-in first-out basis) or market, whichever is lower, with proper allowance for excess and obsolete items in accordance with GAAP. Except for such amounts as are reserved in accordance

                                       13.

with GAAP, such inventory consists of items which are of quality usable or saleable in the normal course of business of the Tape Head Division, and is of a quantity that is not in excess of the reasonable requirements of the Business for the next six months based upon the current operation and projected operations of the Business (as projected by the Seller based on current operations). No items included in the inventory shown on the August Balance Sheet are pledged as collateral or are held by Seller on consignment from others.

          SECTION 5.07 Receivables. The accounts receivable reflected on the August Balance Sheet arose from sales in the ordinary course of business, have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in such balance sheet. The receivables of the Tape Head Division arising after the date of the August Balance Sheet but prior to the Closing Date arose or will arise in the ordinary course of business and have been collected or are or will be collectible in the book amounts thereof, less an allowance for doubtful accounts calculated in a manner consistent with the methodologies and assumptions used in preparing the August Balance Sheet. None of such accounts receivable have been pledged as collateral or factored by Seller. Schedule 5.07 of the Disclosure Schedule sets forth an accounts receivable aging schedule which allocates the accounts receivable balance shown on the August Balance Sheet on a 30-day, 60-day, 90-day and over 90-day basis and further sets forth the amount of the allowance for doubtful accounts.

          SECTION 5.08 Financial Statements. The Seller has delivered to Buyer the August Balance Sheet and an income statement (the "Income Statement") for the Tape Head Division for the 11 months ended August 27, 1994 (collectively, the "Financial Statements"). The August Balance Sheet is a special purpose balance sheet that reflects only the assets to be acquired and liabilities to be assumed by ATTI and the line items accruals with respect to such assets and liabilities have been properly stated in accordance with GAAP and on a basis consistent with Seller's past accounting practices except that such August Balance Sheet shall reflect a reserve for product warranty claims on Tape Head Division product sales through the August Balance Sheet Date which is not consistent with Seller's past accounting practices. The Income Statement fairly presents the results of operations of the Tape Head Division for the period covered thereby and is consistent with the books and records of Tape Head Division. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except that none of the required footnotes, the cashflow statements or other supplemental disclosures have been provided. The Business Plan dated as of August, 1994 presented by Seller to Buyer regarding the future prospects and operations of the Tape Head Division was prepared by the management of Seller in good faith based upon estimates and assumptions deemed reasonable and appropriate by management provided that Seller makes no other representation or warranty, expressed or implied, regarding the Business Plan or the attainment of the projected results set forth in the Business Plan.

          SECTION 5.09 Events Subsequent to August Balance Sheet Date. Since the August Balance Sheet Date, there has not been any material adverse change in the

                                       14.

assets, liabilities, business, properties, financial condition, or results of operations of the Business, and, except for this Agreement and the transactions contemplated hereunder, Seller has conducted the Business in the ordinary course.

          SECTION 5.10 Assets Are All Assets of the Tape Head Division. Except for the fact that ATTI will not have any direct manufacturing capabilities in Korea following the Closing, the Tape Head Division Assets, together with the rights conveyed to ATTI under the various agreements contemplated under Sections 8.01(h), (j), (k), (l) and (n), include all of the real and personal property (or interests therein), machinery, tools, equipment, inventory, intellectual property and other property which are used by Seller (or its subsidiaries) in the conduct of the Business and which are necessary for the continued operation of the Business in a manner consistent with its current operations, giving effect to usual and customary production planning and manufacturing considerations based on existing and anticipated customer orders.

          SECTION 5.11  Title to the Assets.
                        -------------------

          (a) Except for the Lien of any current assessments or taxes not yet delinquent and mechanics and similar Liens arising in the ordinary course of business, and except, as of the date of this Agreement, for the Liens listed in
Schedule 5.11 in favor of 3M (the "3M Liens"), Seller has, and at the time of the Closing Seller will convey to ATTI, good and marketable title to the Tape Head Division Assets, free and clear of all pledges, liens, encumbrances, security interests, equities, charges, clouds and restrictions of any nature whatsoever, including, at the time of the Closing, the 3M Liens.

          (b) Except as set forth in Schedule 5.11 attached, the equipment owned or leased by Seller is, taken as a whole, (i) adequate for the conduct of the Business consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good usable condition, normal wear and tear excepted, (iv) reasonably maintained in accordance with Seller's normal and customary business practices relating to the Business, and (v) not in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

          SECTION 5.12 Division Patents and Intellectual Property. The Division Patents and Intellectual Property, to be transferred to ATTI and the Licensed Patents and Licensed Trade Secrets which will be licensed to ATTI under the License Agreement provided for in Section 8.01(j) hereof, constitute all of the intellectual property, whether or not owned by Seller, used by it to any material extent in the conduct of the Business. Except as set forth on such
Schedule: (a) none of such Division Patents, or Intellectual Property has been assigned, transferred or licensed to or from any third party, and (b) the validity or enforceability of such Division Patents, and Intellectual Property as used in the conduct of the Business has not been challenged by others in any proceeding or dispute about which Seller has received notice in writing, nor is there any pending or, to the best knowledge of Seller, threatened litigation or proceeding challenging Seller's right to use any

                                       15.

of such Division Patents, and Intellectual Property. Seller's use of the Division Patents and Intellectual Property in connection with its operation of the Business in the ordinary course does not, to its knowledge, conflict with or constitute an infringement of the rights of any other person. The consummation of the transactions contemplated by this Agreement will not adversely affect ATTI's rights to the Division Patents and Intellectual Property.

          SECTION 5.13 Litigation. There is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to the best knowledge of Seller, threatened against Seller involving the Tape Head Division or the Business, at law or in equity, before any federal, state, local or foreign court or regulatory agency, or other governmental authority. Seller has delivered to Buyer correct and complete copies of all audit response letters prepared by its counsel for Seller's independent public accountants, if any, relative to the Tape Head Division or the Business in connection with the audit of Seller's financial statements for its most recent fiscal year end, and any such correspondence since such date.

          SECTION 5.14 Taxes. Seller has no tax, deficiency or claim outstanding or assessed against it, or, to the best of Seller's knowledge, proposed against it, and, to the best of Seller's knowledge, there is no basis for any such deficiency or claim, which is reasonably likely to result in the imposition of any lien, claim or encumbrance on the Tape Head Division Assets or against Buyer or ATTI. All tax returns and reports by Seller required to be filed by Seller and which are material to the Business have been duly and timely filed and all taxes which were required to be paid have been paid. Schedule
5.14 of the Disclosure Schedule constitutes a complete list of all real property and personal property tax bills of Seller, with respect to the Tape Division Assets, for the current and prior property tax years, indicating whether or not Seller is aware of any proposal by any such taxing authority to change the assessed values or assessment rate reflected in such bills.

          SECTION 5.15 Compliance with Law. Seller is in compliance in all material respects with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to the Business. Seller has been granted any and all licenses, permits (temporary and otherwise), authorizations and approvals from federal, state, local and foreign government regulatory bodies necessary to carry on the Business as currently conducted, all of which are valid and in full force and effect, except where failure to have such licenses, permits, authorizations or approvals granted would not have a Material Adverse Effect on the Business. Each such license, permit, authorization and approval that is material to the continued operation of the Business has been set forth in
Schedule 5.15 of the Disclosure Schedule. As of the date of this Agreement, there has been no order issued, investigation or proceeding pending, or to the best knowledge of Seller threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state, local or foreign court or governmental agency or instrumentality applicable to the Business.

                                       16.

          SECTION 5.16  Labor Relations.
                        ---------------

          (a) With respect to its Tape Head Division operations at the Santa Maria Facility, (i) to its knowledge, Seller is in compliance with all currently applicable laws and regulations of the State of California and of the United States respecting employment, discrimination in employment, verification of immigration status, terms and conditions of employment and wages and hours and occupational safety and health and employment practices (collectively, "Employment Regulations") and is not engaged in any unfair labor practice, (ii) Seller has not received, with respect to any Division Employees any notice from any governmental entity with respect to a violation of Employment Regulations within three years preceding the date hereof, (iii) there has not, to the Seller's knowledge, been asserted before any governmental entity any claim, action or proceeding alleging a violation of Employment Regulations with respect to Division Employees or an unfair labor practice committed by the Seller with respect to the Division Employees and (iv) there is neither pending, nor to the knowledge of Seller, threatened any investigation or hearing concerning the Division Employees arising out of or based upon any such Employment Regulations.

          (b) The Seller's employees listed in Exhibit 8.01F and each other Division Employee who is employed at the Santa Maria Facility in a technical, managerial or executive capacity and whose departure as an employee would have a Material Adverse Effect on the Business have the right under applicable U.S.immigration laws to work in their present locations for at least two years from the Closing Date; provided, however, that at or immediately following the Closing, ATTI or Buyer (i) obtains new I-9 verification forms from such employees and (ii) is substituted as named petitioner with respect to all such employees, if any, who hold H-1, L-1, H-3, F-1 or other similar temporary visas.

          (c) There are no material labor controversies pending or, to the best of Seller's knowledge, threatened as of the date of this Agreement between Seller and any of the Division Employees of the Tape Head Division, and Seller is not aware of any basis for such controversies.

          (d) Seller is not a party to any collective bargaining or union contract in connection with the Business as conducted at the Santa Maria Facility.

          (e) Schedule 5.16 of the Disclosure Schedule constitutes a complete and correct list of (i) all employment, bonus, profit-sharing, percentage compensation, employee benefit plans, incentive plans, pension or retirement plans, stock purchase and stock option plans, contracts or agreements with officers, employees or unions, or consulting agreements, to which Seller is a party or is subject as of the date of this Agreement and which relate to the Division Employees; (ii) the names and current salary rates of all Division Employees who have officer titles (vice president and above), and (iii) the wage rates for the non-executive Division Employees by classification. Schedule 5.16 of the Disclosure Schedule also sets forth a listing of all bonuses paid to Division Employees at the Santa Maria Facility since December 31, 1992.

                                       17.

          (f) Seller is not a party to or bound by any express, written employment agreements or any employment contracts that are not terminable at will without extraordinary severance payments or other penalties, other than as required by law or the Seller's benefit plans with any of the Division Employees.

          SECTION 5.17  Environmental Matters.
                        ---------------------

          (a) Seller has not within the five (5) years preceding the date hereof received, with respect to its operations at the Santa Maria Facility, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and, to the knowledge of Seller, no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Tape Head Division of any Environmental Law (as defined in subsection (e) below), (ii) alleged failure by the Tape Head Division to have any environmental permit, certificate, license, approval, registration or authorization required, under any Environmental Law, in connection with the conduct of the Business or (iii) Regulated Activity (as defined in subsection
(e) below).

          (b) Except as set forth on Schedule 5.17 of the Disclosure Schedule, the Tape Head Division has no Environmental Liabilities (as defined in subsection (e) below), and the Tape Head Division has not had within the five
(5) years preceding the date hereof a release of Hazardous Substances (as defined in subsection (e) below) into the environment in violation of any Environmental Law or environmental permit.

          (c) Seller shall reimburse ATTI or Buyer for any costs incurred by ATTI or Buyer in connection with remediating any violations of Environmental Laws by Seller which shall have occurred prior to the Closing Date and Buyer shall reimburse Seller for any costs incurred by Seller in connection with remediating any violations of Environmental Laws by ATTI which shall occur after the Closing Date.

          (d) Seller has delivered to Buyer copies of all environmental audits and other similar reports which have been prepared by or for the Tape Head Division with respect to the Santa Maria Facility within five (5) years preceding the date hereof.

          (e) For the purposes of this Section 5.17, the following terms have the following meanings:

                    "Environmental Laws" shall mean any and all federal, state and local laws, regulations or ordinances, relating to the protection of human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

                                       18.

                    "Environmental Liabilities" shall mean all liabilities, whether vested or unvested, contingent or fixed, which (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date with respect to the Santa Maria Facility and Seller's operation of the Business.

                    "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance regulated by any Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any material constituent elements displaying any of the foregoing characteristics.

                    "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

          SECTION 5.18 No Defaults. Seller is not, and has not received notice that it would be with the passage of time, (i) in violation of any provision of its charter or bylaws or (ii) in default or violation of any term, condition or provision of (A) any judgment, decree, order, injunction or stipulation applicable to the Tape Head Division or (B) any material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license relating to the Tape Head Division to which Seller is a party or by which Seller or the Tape Head Division Assets may be bound.

          SECTION 5.19 Capitalization of ATTI. The authorized capital stock of ATTI consist of 1,000 shares of common stock without par, of which 100 shares will, as of the Closing, be issued and outstanding and owned by Seller (such issued and outstanding shares, the "ATTI Shares"). All outstanding shares of capital stock of ATTI have been duly authorized and validly issued and are fully paid and nonassessable. Except as contemplated by Section 2.01, 2.02, Article III, Section 5.18 and Article VIII, there are outstanding (i) no shares of capital stock or other voting securities of ATTI, (ii) no securities of ATTI convertible into or exchangeable for shares of capital stock or voting securities of ATTI, and (iii) no options or other rights to acquire from Seller or ATTI, and no obligation of ATTI to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of ATTI (collectively, "ATTI Securities"). There are no outstanding obligations of ATTI to repurchase, redeem or otherwise acquire any ATTI Securities. There are no voting or other shareholder agreements in effect with respect to the ownership or voting of ATTI Securities. Seller has delivered to Buyer copies of ATTI's Articles of Incorporation and Bylaws as in effect on the date hereof. Seller has valid and marketable title to the ATTI Shares and, upon payment for such ATTI Shares by Buyer as provided in Section 3.02, Buyer shall acquire valid and marketable title thereto, free and clear of any restrictions on transfer, claims, taxes, security interests, liens, pledges, hypothecations, options, warrants, rights, contracts, calls, commitments, equities, demands or other encumbrance.

                                       19.

          SECTION 5.20 Insurance. Schedule 5.20 of the Disclosure Schedule constitutes a list of all insurance policies and bonds in force with respect to Seller showing for each such policy or bond: (i) the owner, (ii) the coverage of such policy or bond, (iii) the premium, (iv) the name of the insurer, and (v) the termination date of the policy or bond.

          SECTION 5.21 Restrictions on Business Activities. Except for this Agreement and the transactions contemplated hereby, there is no agreement, judgment, injunction, order or decree binding upon Seller which has or could reasonably be expected to have the effect of prohibiting or materially impairing the operations of the Tape Head Division as they are presently being conducted, any acquisition of property by the Tape Head Division or the conduct of the Business as currently conducted by Seller.

          SECTION 5.22 Customs. Seller has not violated in any material respect any United States and foreign import and export control laws and regulations, exports licensing laws and regulations and customs regulations applicable to Seller. Seller has not during the past four (4) years been cited by the United States Department of Commerce, the United States Customs Service or any other relevant Governmental Entity for any material violation of United States laws or regulations relating to importing or exporting of products, materials or services. All Tape Heads and related components imported into the United States or any other country by Seller ("Imported Goods") have been properly valued and classified, in all material respects, in accordance with applicable tariff laws, rules and regulations and all proper duties, tariffs or excise taxes have been paid with respect to the Imported Goods. No penalties have been assessed, asserted or claimed with respect to such Imported Goods. All Imported Goods have been properly marked as to country of origin, content and material. All claims for drawback with respect to Imported Goods have been validly filed and are not subject to challenge, or if challenged, will not have a material effect on the business

          SECTION 5.23 Product Warranty. Each Tape Head product manufactured, sold, and delivered by the Tape Head Division has been in conformity, in all materials respects, with all express and implied warranties, if any, with respect to such products, and the Tape Head Division has no liability (and there is to the Seller's knowledge, no basis for any present or future claim or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the August Balance Sheet, as such reserve may be adjusted for the passage of time through the Closing Date. No Tape Head product manufactured, sold, leased, or delivered by the Tape Head Division is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, lease or license, a summary of such standard terms and conditions being set forth at Schedule 5.23 of the Disclosure Schedule. A summary of the Tape Head Division's policies regarding customer credits and product returns has also been set forth at Schedule 5.23 of the Disclosure Schedule. Schedule 5.23 of the Disclosure Schedule also sets forth a schedule of those product returns which have been authorized by Seller and which are pending as of the date hereof.

                                       20.

          SECTION 5.24 Disclosure. No representation or warranty made by Seller in this Agreement or any ancillary agreements contemplated by Article VIII of this Agreement, nor any financial statement, certificate, schedule or exhibit which is either attached to this Agreement or that is prepared and furnished by Seller pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. There is no event, fact or condition known to Seller that materially and adversely affects the Business, or that reasonably could be expected to do so, that has not been set forth in, or is not contemplated by, this Agreement or in the Disclosure Schedules.

          SECTION 5.25 Undisclosed Liabilities. There are no liabilities of the Tape Head Division of any kind whatsoever, including liabilities that may arise by reason of the transactions contemplated by this Agreement, that are material to the Business (and, to the best knowledge of Seller, there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Tape Head Division giving rise to any such liability), except for (i) liabilities disclosed or provided for in the August Balance Sheet, (ii) liabilities under the Contracts, (iii) liabilities which have arisen after the date of the August Balance Sheet in the ordinary course of business and which are not material in amount in the aggregate, and (iv) Excluded Liabilities.

          SECTION 5.26 Bulk Sales Compliance. Consummation of the transactions contemplated by this Agreement does not constitute a "bulk sale" or "bulk transfer" under any applicable bulk sale or transfer laws of the state of California.

          SECTION 5.27 Brokers, Finders. The transactions contemplated hereby were not submitted to Seller by any broker, finder or other person entitled to a commission, fee, or like payment thereon, and were not, with the consent of Seller, submitted to Buyer by any broker, finder or other person, and, except as set forth in an agreement dated as of October 15, 1993 between Seller and Lehman Bros, Inc. (the "Lehman Agreement") the actions of Seller have not given rise to any claim by any person for a commission, fee or like payment against any of the parties hereto or the Tape Head Division Assets and Seller agrees to bear all costs and expenses relating to commissions, taxes and like payments that may be payable by it pursuant to the Lehman Agreement.


                                  ARTICLE VI
                             PRE-CLOSING COVENANTS

          The parties hereto agree as follows with respect to the period between the date of this Agreement and the Closing:

                                      21.

          SECTION 6.01 General Covenants. Each of the parties hereto will use its best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Article VIII below).

          SECTION 6.02 Notices and Consents. Seller will give any notices to third parties and use its best efforts to obtain those third-party consents described as necessary in this Agreement or the Disclosure Schedules. Each of the parties hereto will take any additional action that may be necessary, proper, or advisable in connection with any notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

          SECTION 6.03 Operation of Business. Except as set forth in this Agreement and the transactions contemplated hereby, Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction in connection with the Business outside the ordinary course of business. Specifically, but without intending to limit the foregoing, Seller shall not (a) transfer or take any steps to transfer Seller's SCS or 13GB assets or processes relating thereto from the Santa Maria Facility nor (b) increase the salary, wages or benefits of any Division Employees other than nominal wage increases except with the prior approval of the Buyer, which approval will not be unreasonably withheld.

          SECTION 6.04 Preservation of Business. Except as set forth in this Agreement and the transactions contemplated hereby, Seller will keep the Business and the Tape Head Division Assets substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, agents, management and employees. If Seller becomes aware of a material deterioration in the relationship with any material customer or supplier or Seller's employees listed in Exhibit 8.01F, it will promptly bring such information to the attention of Buyer in writing and, if requested by Buyer, will exert its best efforts to restore the relationship.

          SECTION 6.05   Compliance with Obligations.  Seller shall comply with
(i) all material federal, state, local and foreign laws, rules and regulations applicable to the Tape Head Division Assets or the Business, (ii) all material agreements and obligations, including its charter and bylaws, by which it, or, in the case of agreements and obligations, the Tape Head Division or the Tape Head Division Assets, are bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Business or the Tape Head Division Assets.

          SECTION 6.06 Access to Financial, Operation, Technical and Scientific Information. Subject to the provisions of the Confidentiality Agreement between Seller and Buyer (the "Confidentiality Agreement") described in Section 7.04 hereof, Seller will give Buyer, its counsel, financial advisors, lenders, auditors and other authorized agents and representatives reasonable access during normal business hours to the offices, properties,

                                      22.

books and records of the Tape Head Division, will furnish to Buyer, its counsel, financial advisors, lenders, auditors and other authorized agents and representatives such financial and operating data and all other scientific and technical information as such persons may reasonably request (including, without limitation, Seller's personnel records, retirement plans, employment agreements, leases and contracts with suppliers and customers) and will instruct Seller's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the Business; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Seller to Buyer hereunder.

          SECTION 6.07 Notice of Developments. Seller will give prompt written notice to Buyer of any material development affecting the assets, liabilities, business, financial conditions, operations, results of operations, or future prospects of Business which becomes known to Seller. Each party hereto will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement. No disclosure by any party pursuant to this Section 6.07 shall, however, be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          SECTION 6.08 Exclusivity. Neither Seller nor its affiliates or officers, directors, employees, investment bankers or other representatives and agents will directly or indirectly, (i) take any action to solicit, initiate or encourage the making of any Acquisition Proposal (as defined below) or (ii) subject to the fiduciary duties of Seller's Board of Directors, after receiving the advice of counsel, engage in negotiations with, or disclose any non-public information relating to the Business or afford access to the properties, books or records of the Business to, any person or entity that Seller knows or has reason to know may be considering making, or has made, an Acquisition Proposal. Seller is not presently considering any Acquisition Proposal other than Buyer's. Seller will not, on its own behalf or through its agents, directors or employees, individually or collectively, directly or indirectly, enter into any agreement to merge or consolidate with, or sell a substantial portion of the Tape Head Division Assets or any equity interest in any entity presently formed or to be formed to hold the Tape Head Division Assets to, any person or entity. Seller will immediately notify Buyer orally and in writing after receipt of any Acquisition Proposal or any request for non-public information relating to the Business or for access to the properties, books or records of the Tape Head Division by any person or entity that Seller knows or has reason to know may be considering making, or has made, an Acquisition Proposal, and will keep Buyer informed of any such Acquisition Proposal or request. No party shall without the prior written consent of the other parties issue any public statement or communication regarding any Acquisition Proposal unless such party is advised by counsel that disclosure thereof is required by law. As used in this Agreement, the term "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Tape Head Division or the acquisition of a substantial equity interest in any entity presently formed or to be formed to hold the Tape Head Division Assets, or an acquisition of a substantial portion of the Tape Head Division Assets, other than the transactions contemplated hereby.

                                      23.

          SECTION 6.09  Buyer to Offer Employment.

          (a) With respect to all Division Employees who are employed by Seller on the Closing Date, Buyer shall cause ATTI to offer employment, effective as of the close of business on the Closing Date, with a level of compensation and on other terms and conditions of employment similar to each such employee's existing arrangements with Seller. Such offers of employment may, however, be conditioned upon the execution of a proprietary information and inventions agreement that is in form satisfactory to Buyer. Division Employees who are offered employment by ATTI shall be offered the opportunity to participate in Buyer's existing employee benefit plans to the extent that similarly situated employees of Buyer are permitted to participate in such plans.

          (b) Except as otherwise contemplated by the Administrative Services Agreement described in Section 8.01(1) below, (i) effective at the close of business on the Closing Date, all Division Employees who accept ATTI's offer of employment shall cease to be covered by Seller's employee welfare benefit plans, including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance and disability coverage (collectively, "Welfare Plans") except to the extent, if any, that such Division Employees may have continuing rights or benefits under such Welfare Plans, pursuant to the terms and conditions of such Welfare Plans, subsequent to the Closing Date; and (ii) Seller shall retain the responsibility for all Welfare Plans claims incurred by all employees of the Seller (and their dependents) on or prior to the Closing Date. A summary of such Welfare Plans is set forth as
Schedule 6.09 of the Disclosure Schedule. As soon as practicable after the Closing Date, Seller shall cause the account balances of those Division Employees who accept ATTI's offer of employment under the Seller's 401(k) plan to be transferred to an appropriate qualified plan of Buyer.

          (c) Seller shall pay those employees of Seller at the Santa Maria Facility all wages to which they are entitled through the Closing Date. Such payment shall be made by Seller on the next regularly scheduled payroll payment date following the Closing Date.

          (d) Effective as of the Closing Date, ATTI shall assume all liability for and thereafter have sole responsibility for all vacation time accrued for all Division Employees who accept ATTI's offer of employment. Seller agrees that it shall, if requested by Buyer in writing, solicit from those Division Employees who have accepted offers of employment from ATTI consents concerning transfer of accrued but unpaid vacation time from Seller to ATTI.

          (e) Other than as set forth herein, Buyer shall have no obligation to any employees of Seller.


                                      24.

          SECTION 6.10 Title Insurance. Within 15 business days after the date of this Agreement, Seller shall, at Buyer's expense by Continental Land Title Company ("Title Company") cause a preliminary report for an American Land Title Association ("ALTA") Owners Policy of title insurance to be issued, in an amount to be specified by Buyer in writing within five (5) days following the date of this Agreement, for the real property comprising the Santa Maria facility. If such surveys and reports shall reveal any exception to or defect in title inconsistent with the representations set forth in Section 5.11 (an "Exception"), Seller shall promptly advise Buyer of such Exception and the parties shall negotiate in good faith to resolve the same or make appropriate adjustments to this Agreement. If the parties are unable to resolve the matter prior to Closing, then Buyer may elect either (i) to proceed with Closing, in which case the Exception shall be deemed included in the Disclosure Schedules and waived by Buyer, or (ii) to terminate this Agreement.

          SECTION 6.11 Other Insurance. Effective as of the Closing, Seller shall cause Buyer to be named as an additional named insured on all of Seller's presently maintained insurance policies relating to the Tape Head Division (other than those relating to employee benefits) and shall assign to Buyer all of Seller's rights and benefits under all of Seller's past and present insurance policies (other than those relating to employee benefits), except as such rights and benefits may relate to coverages for Retained Assets and Excluded Liabilities. Seller shall grant to Buyer the right and power to control the administration of such policies, including the decision as to whether to make claims thereunder and the timing thereof. Seller shall, however, retain all right and power to control the administration of such policies as they relate to coverage for any of the Retained Assets and Excluded Liabilities.

          SECTION 6.12 Modification and Termination of Existing Agreements. The parties acknowledge that it is a condition to Closing that (i) the 3M Agreement be modified in a manner reasonably satisfactory to Buyer, (ii) the STK Agreement be terminated in a manner reasonably satisfactory to Buyer and Seller and (iii) Seller shall have obtained such releases and waivers as it considers necessary and appropriate from certain parties to those agreements, commitments and contracts listed in Schedule 5.05 that are not being assumed by Buyer pursuant to Section 1.03 hereof. Seller shall use its reasonable best efforts to cause the foregoing to occur as soon after the date hereof as practicable. Buyer agrees to take all reasonable steps to facilitate this process such that it may proceed in an expeditious manner; provided that such commitment on the part of Buyer shall not require Buyer to expend any additional sums other than those expressly provided for under this Agreement and other than those amounts that, including outside counsel fees, Buyer may be required to spend in allocating time and internal resources in satisfying such commitment.

                                      25.

                                  ARTICLE VII
                            POST-CLOSING COVENANTS

          The parties hereto agree as follows with respect to the period following the Closing:

          SECTION 7.01   General.

          (a) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article IX below). Seller acknowledges and agrees that, subject to the provisions of
Section 1.02(x) hereof, from and after the Closing Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Tape Head Division. Seller shall approve, in writing, a written request by ATTI to IBM pursuant to Section 3.2 of the IBM Agreement.

          (b) Seller and Buyer shall reasonably cooperate to maintain the full force and effect of all sales and supply contracts and agreements between the Tape Head Division and all third parties under which Seller or any entity affiliated with Seller has obligations which continue after the Closing Date. Seller agrees to transfer promptly orders for and correspondence and inquiries related to Tape Head Division products which it receives on or after the Closing Date to Buyer.

          SECTION 7.02 Litigation Support. In the event and for so long as any party hereto actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Tape Head Division, each of the other parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under
Article IX below).

          SECTION 7.03 Transition. Except as set forth in this Agreement and the transactions contemplated hereby, Seller will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with the Tape Head Division and ATTI after the Closing as it maintained with the Tape Head

                                      26.

Division prior to the Closing. Seller will refer all customer inquiries relating to the Business to Buyer from and after the Closing.

          SECTION 7.04 Confidentiality. Each party hereto will treat and hold as confidential, in accordance with and subject to the terms of a Confidentiality Agreement, to be dated as of the date of this Agreement and in substantially the form of that attached as Exhibit 7.04 (the "Confidentiality Agreement") all such Confidential Information (as defined in the Confidentiality Agreement), refrain from using any of the Confidential Information except as permitted in this Agreement and the Confidentiality Agreement.

                                 ARTICLE VIII
                       CONDITIONS TO OBLIGATION TO CLOSE

          SECTION 8.01 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions (any one or more of which may be waived by Buyer, but only in a writing signed by Buyer):

          (a) Accuracy of Representations and Warranties. The representations and warranties set forth in Articles V shall be true and correct in all material respects at and as of the Closing Date.

          (b) Compliance with Covenants. Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

          (c) Consents. Seller shall have procured all of the third-party consents, assignments, waivers or authorizations required by Buyer pursuant to
Section 6.02.

          (d) Legal Proceedings. No action, suit, or proceeding shall be filed before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Buyer to own, operate, or control ATTI Shares or the Business (and no such judgment, order, decree, stipulation, injunction or charge shall then be in effect).

          (e) No Material Adverse Change. There shall have been no material adverse change in the assets, liabilities, business, financial condition, operations, results of operations or future prospects of the Business since the August Balance Sheet Date.

                                      27.

          (f) Certificate of Satisfaction. Seller shall have delivered to Buyer a certificate (without additional qualifications as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in subsections (a)-(e) is satisfied in all respects except that with respect to the condition set forth in subsection (d) above, Seller need only certify that no such action, suit or proceeding shall have been filed against Seller).

          (g) HSR Act Compliance. The applicable waiting period under the HSR Act shall have expired or been terminated.

          (h) Manufacturing Agreement. A Manufacturing Agreement, in a form reasonably satisfactory to Buyer and Seller substantially embodying those key terms described at Exhibit 8.01A, with such revisions to the pricing terms, if any, as the Buyer and Seller shall agree to, shall have been duly executed by Seller and ATTI, and such agreement shall remain in full force and effect.

          (i) Non-Competition Agreement. A Non-Competition Agreement, in a form reasonably satisfactory to Buyer and Seller substantially embodying those key terms described at Exhibit 8.01B shall have been duly executed by Seller, and such agreement shall remain in full force and effect.

          (j) License Agreement. A License Agreement, in a form reasonably satisfactory to Buyer and Seller substantially embodying those key terms described at Exhibit 8.01C, shall have been duly executed by Seller and ATTI, and such agreement shall remain in full force and effect.

          (k) Wafer Supply Agreement. A Wafer Supply Agreement, in a form reasonably satisfactory to Buyer and Seller substantially embodying those key terms described at Exhibit 8.01D, with such revisions to the pricing terms, if any, as the Buyer and Seller shall agree to, shall have been duly executed by Seller and ATTI, and such agreement shall remain in full force and effect.

          (l) Administrative Services Agreement. An Administrative Services Agreement, in a form reasonably satisfactory to Buyer and Seller substantially embodying those key terms described at Exhibit 8.01E shall have been duly executed by Seller and ATTI, and such agreement shall remain in full force and effect.

          (m) Escrow Agreement.  The Escrow Agreement contemplated by Section
9.03 shall have been duly executed by Seller, Buyer and the Escrow Agent, and such agreement shall remain in full force and effect.

          (n) Modification of 3M Agreement. The 3M Agreement shall have been modified in a manner reasonably satisfactory to Buyer, which modification shall include at a minimum a release of all Liens presently held by 3M on certain of the Tape Head Division Assets, and such modification shall remain in full force and effect.

                                      28.

          (o) Termination of STK Agreement. The STK Agreement shall have been terminated in a manner reasonably satisfactory to Buyer.

          (p) Retention of Key Employees. Buyer shall be reasonably satisfied in good faith that the key employees of the Tape Head Division listed in Exhibit 8.01F will not terminate their employment with ATTI following the Closing and Seller shall certify that it has no knowledge that any of such employees intends to terminate their employment with ATTI following the Closing.

          (q) Title Policies. Buyer shall have been furnished with evidence that the Title Company is prepared to issue at the Closing its ALTA policy of title insurance in an amount, to be specified by Buyer in writing within five
(5) days following the date of this Agreement, insuring that fee simple title to the Santa Maria Facility is vested in ATTI as of the Closing Date free and clear of all encroachments and of all other matters affecting title except for the Lien of non-delinquent property taxes for the current year.

          (r) Approval of Formation of New Subsidiary. Buyer and its counsel shall be reasonably satisfied (i) with the form and substance of the documentation employed to convey the Tape Head Division Assets to ATTI and cause ATTI to assume the Assumed Liabilities, and (ii) that at the time of Closing ATTI meets the requirements of the "Operating Subsidiary" contemplated by
Section 3.2 of the Agreement dated as of July 1, 1986 between International Business Machines Corporation and Seller.

          (s) Legal Opinion. To the extent deemed necessary by Buyer, Buyer shall have received from counsel to the Seller an opinion with respect to the matters set forth in Exhibit 8.01G attached hereto, addressed to Buyer and dated as of the Closing Date.

          (t) Resignations of Officers and Directors. To the extent deemed necessary by Buyer, Buyer shall have received the resignations, effective as of the Closing, of each director and officer of ATTI other than those whom Buyer shall have specified in writing at least two business days prior to the Closing.

          (u) Patent License Agreement. A Patent License Agreement in substantially the form of that described at Exhibit 8.01H shall have been duly executed by Buyer and Seller and such agreement shall remain in full force and effect.

          (v) Credit Facilities. At Closing, Seller shall have either (1) entered into either separately or together with one or more of its subsidiaries other than ATTI (i) one or more loans, credit agreements, notes, note purchase agreements, debentures, conditional sale or other title-retention agreements with respect to property acquired or to be acquired, capital leases, equipment lease financing arrangements, sale-leaseback arrangements or other obligations or instruments of indebtedness, (herein collectively "Indebtedness"), (ii) any replacements, extensions, refinancings, substitutions or renewals

                                      29.

("Refinancing") of Indebtedness currently owed by Seller or any of its subsidiaries (other than the credit facilities currently in place between Seller's subsidiary, Applied Magnetics Malaysia, Sdn. Bhd. and Malaysian Bank Berhad, and the Revolving Credit Facility dated February 13, 1992, as amended between Seller and Union Bank, except that increases in such facilities shall be construed as Refinancing to the extent of such increases), or (iii) any combination of Indebtedness or Refinancings which, individually or in the aggregate, reflect contractually available credit, loan or financing amounts of not less than $35,000,000 with maturities, termination dates or term expirations (except as affected by events of default or by refinancing, repayment or voluntary termination by AMC) not earlier than twelve (12) months following the Closing Date; or (2) Seller and Buyer shall enter into a Security Agreement in substantially the form of that attached hereto as Exhibit 8.01I and Seller shall provide one or more commitment letters or letters of intent ("Commitments") with respect to prospective Indebtedness or Refinancing, or any combination thereof, which reflect non-binding, unexpired commitments for credit, loan or financing amounts in an aggregate of not less than $35,000,000 with maturities, termination dates or term expirations (except as affected by events of default, or by refinancing, repayment or voluntary termination by AMC) not earlier than twelve (12) months following the Closing Date. Such Indebtedness, Refinancings and Commitments may be secured or unsecured and, if secured, by any or all properties, of whatever kind, nature or location, or assets of whatever kind, nature or location, of Seller or any one or more of its subsidiaries, including, but not necessarily limited to, the purchase consideration payable by Buyer under this Agreement and may be on such terms, covenants and conditions as Seller, in its sole discretion, determines.

          SECTION 8.02 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of each of the following conditions (any one or more of which may be waived by Seller, but only in a writing signed by Seller):

          (a) Accuracy of Representations and Warranties. The representations and warranties set forth in Article IV shall be true and correct in all material respects at and as of the Closing Date.

          (b) Compliance with Covenants. Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

          (c) Legal Proceedings. No action, suit, or proceeding shall be filed before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction or charge shall then be in effect).

                                      30.

          (d) Certificate of Satisfaction. Buyer shall have delivered to Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in subsections (a)-(c) is satisfied in all respects (except that with respect to the condition set forth in subsection (c) above Buyer need only certify that no such action, suit or proceeding shall have been filed against Buyer).

          (e) HSR Act Compliance. The applicable waiting period under the HSR Act shall have expired or been terminated.

          (f) Legal Opinion. To the extent deemed necessary by Seller, Seller shall have received from counsel to Buyer an opinion with respect to the matters set forth in Exhibit 8.02A attached hereto, addressed to Seller and dated as of the Closing Date.

          (g) Escrow Agreement.  The Escrow Agreement contemplated by Section
9.03 shall have been duly executed by Seller, Buyer and the Escrow Agent, and such agreement shall remain in full force and effect.

          (h) Guaranty. A Guaranty in a form reasonable satisfactory to Buyer and Seller substantially embodying those key terms described at Exhibit 8.02B shall have been executed by Buyer and shall remain in full force and effect.

          (i) Manufacturing Agreement. The Manufacturing Agreement contemplated by Section 8.01(h), with such revisions to the pricing terms, if any, as the Buyer and Seller shall agree to, shall have been duly executed by Seller and ATTI, and such agreement shall remain in full force and effect.

          (j) License Agreement. The License Agreement contemplated by Section 8.01(j) shall have been duly executed by Seller and ATTI, and such agreement shall remain in full force and effect.

          (k) Wafer Supply Agreement. The Wafer Supply Agreement contemplated by Section 8.01(k), with such revisions to the pricing terms, if any, as the Buyer and Seller shall agree to, shall have been duly executed by Seller and ATTI, and such agreement shall remain in full force and effect.

          (l) Patent License Agreement. A Patent License Agreement in substantially the form of that described at Exhibit 8.01H shall have been duly executed by Buyer and Seller and such agreement shall remain in full force and effect.

          (m) Opinion of Investment Advisors. The Seller shall have received an opinion from its financial advisors as to the fairness, from a financial point of view, of the transaction contemplated by this Agreement.

                                      31.

          (n) Modification of 3M Agreement. The 3M Agreement shall have been modified in a manner reasonably satisfactory to Seller, which modification shall include at a minimum a release of all Liens presently held by 3M on certain of the Tape Head Division Assets, and such modification shall remain in full force and effect.

          (o) Termination of STK Agreement. The STK Agreement shall have been terminated in a manner reasonably satisfactory to Seller.

          (p) Releases. Seller shall have obtained the releases or waivers contemplated under Section 6.12(iii) hereof.


                                  ARTICLE IX
                                INDEMNIFICATION

          SECTION 9.01 Survival. The representations, warranties, covenants and agreements of Seller and of Buyer shall survive the Closing without regard to any investigations made by the Seller or Buyer, as the case may be, or any knowledge by either of any breach of any such representations, warranties, covenants or agreements; provided, however, that all representations, warranties, covenants and agreements of Seller other than the representations and warranties set forth in Sections 5.11, 5.14, 5.17 and 5.19, in respect of which Buyer has not given written notice to Seller of an Indemnification Event (as defined below in Section 9.02) shall automatically terminate on the second anniversary of the Closing Date. The representations and warranties set forth in Sections 5.11, 5.17 and 5.19 shall survive the Closing and continue in full force and effect forever thereafter. The representation and warranty set forth in Section 5.14 shall survive the Closing and continue in full force and effect until the expiration of the relevant periods for assessment of Tax (including any extensions granted or consented to) under applicable Tax statutes. Upon the giving of any notice referred to in the first sentence of this Section, any representations, warranties, covenants and agreements (even those not expressly indicated in the notice) relating to any such Indemnification Event will continue to survive in respect of any such Indemnification Event until final resolution, including the expiration of all relevant appeals and appeals periods.

          SECTION 9.02   Indemnification Provisions for Benefit of Buyer.

          (a) Subject to the limitations hereinafter set forth, Seller hereby agrees to indemnify and to hold Buyer and ATTI harmless from and against any and all causes of action, demands, suits, claims (whether such claims are brought by Buyer or ATTI, or brought by any third party against Buyer or ATTI), damages, assessments, losses, liabilities, costs and expenses (including legal and accounting fees and costs and costs of defense or in enforcing any of its rights hereunder and interest and penalties), together with interest from the date on which a claim hereunder shall be made (collectively, "Damages"), which arise out of breaches of any representations, warranties, covenants or agreements of

                                      32.

Seller in this Agreement or in any Exhibit, Schedule, certificate, list or other instrument delivered pursuant hereto (collectively, the "Indemnification Events"); provided, that in no event shall Seller be liable for any Indemnification Event of which written notice is not given by Buyer or ATTI to Seller on or prior to the second anniversary of the Closing Date (except with respect to Indemnification Events arising out of breaches of the representations and warranties set forth in Sections 5.11, 5.14, 5.17 and 5.19).

          (b) Seller shall defend and indemnify Buyer and ATTI from and against all Excluded Liabilities, including the entirety of any Damages Buyer or ATTI may suffer following the Closing resulting from or arising out of any Excluded Liability.

          SECTION 9.03   Cash Escrow.

          (a) On the Closing Date, $7,500,000 of the Purchase Price shall be deposited in escrow (the "Escrow Deposit") with an escrow agent to be mutually selected by Buyer and seller prior to Closing (the "Escrow Agent"), subject to and in accordance with all the terms and conditions of an Escrow Agreement to be entered into among Buyer, Seller, ATTI and the Escrow Agent on or prior to the Closing Date, which shall be in substantially the form attached hereto as
Exhibit 9.03 (the "Escrow Agreement"). Buyer and ATTI may obtain recovery from and for any and all Damages resulting from or arising out Indemnification Events contemplated by Section 9.02 above (collectively, "Escrow Claim Events") with respect to up to $1,000,000 of the Escrow Deposit (the "Claims Deposit") which shall be held by the Escrow Agent in the Indemnity Account, as provided in the Escrow Agreement; provided that in no event shall there by any such recovery by Buyer from the Indemnity Account in respect of which a written claim against such Claims Deposit is not made by Buyer or ATTI before the first anniversary of the date of this Closing Date, all as more fully provided in the Escrow Agreement. All fees charged by the Escrow Agent in connection with the administration of the Escrow Deposit shall be borne by Buyer.

          (b) In addition to the foregoing, in the event that Buyer shall suffer any Damages following the Closing resulting from or arising out of any Retained Liability, Buyer shall be entitled to recover such amount of Damages from the Indemnity Account.

          SECTION 9.04 Indemnification Provisions for Benefit of Seller. Buyer shall defend and indemnify Seller from and against all Assumed Liabilities, including the entirety of any Damages Seller may suffer following the Closing resulting from or arising out of any Assumed Liability.

          SECTION 9.05 Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any party may have for breach of representation, warranty, or covenant. The amount of the Escrow Fund shall in no way be deemed to limit the indemnification rights of Buyer under Section 9.02.

                                      33.

          SECTION 9.06 Matters Involving Third Parties. If any third party shall make a claim against any party hereto (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Article IX, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay. The Indemnifying Party shall defend the Indemnified Party against the claim with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest and except that the Indemnifying Party will be responsible for fees and expenses of Indemnified Party incurred pursuant to the last sentence of this Section). Neither party will consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the other party (not to be withheld unreasonably). The Indemnified Party shall cooperate with the Indemnifying Party in connection with the Indemnifying Party's defense of the claim, including but not limited to testifying in court with respect to the claim and making available to the Indemnifying Party all of the Indemnified Party's books and records with respect to the claim. The Indemnifying Party will not, without the written consent of the Indemnified Party (not to be withheld unreasonably), consent to the entry of any judgment with respect to the claim, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the claim releases the Indemnified Party from all Liability with respect thereto. In the event the Indemnifying Party fails to notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the claim that the Indemnifying Party is assuming the defense thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the claim in any manner it reasonably may deem appropriate, in which event the Indemnifying Party shall be obligated to reimburse the Indemnified Party for all the Indemnified Party's costs and expenses in connection therewith.

          SECTION 9.07 Limitations. The entitlement of Buyer and ATTI to indemnification from Seller with respect to Indemnification Events pursuant to
Section 9.02 shall be effective with respect to an Indemnification Event (or, if more than one Indemnification Event is asserted, with respect to all such Indemnification Events) only to the extent the aggregate amount of Damages exceeds one hundred thousand dollars ($100,000.00), in which event Buyer and ATTI shall be entitled to make a claim for all such Damages including the initial one hundred thousand dollars ($100,000.00). Further, to the extent any Indemnification Event occurs with respect to Section 5.07 and as to which Buyer has made a proper and timely claim for Damages and has received payment or distribution from or on behalf of Seller or Escrow Holder, Buyer shall assign, transfer, and convey or cause ATTI to assign transfer and to Seller all rights, title and interest in and to the account(s) receivable giving rise to such Indemnification Event, including all rights to make

                                      34.

demand for and to commence, sue, prosecute, settle, compromise and otherwise proceed against the account debtor. Buyer and ATTI may not claim as Damages under this Section 9.07 any amounts which have been reflected in a post-Closing adjustment to Buyer pursuant to Section 2.04(b) and any amounts which are reimbursed under Seller's insurance policies as provided in Section 1.01(a)(vii).

                                   ARTICLE X
                                  TERMINATION

          SECTION 10.01 Termination of Agreement. Certain of the parties hereto may terminate this Agreement as provided below:

          (a) Buyer and Seller may terminate this Agreement by mutual written consent of Buyer and Seller at any time prior to the Closing;

          (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event Seller is in breach, and Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event Buyer is in breach, of any representation, warranty or covenant contained in this Agreement in any material respect, and such breach has not been promptly cured after notice (in reasonable detail) to the breaching party; or

          (c) Either Buyer or Seller may terminate this Agreement by giving written notice to the other at any time prior to the Closing if the Closing shall not have occurred on or before December 31, 1994; provided, however, that the right to terminate this Agreement under this subsection (c) shall not be available to any party whose breach or failure to fulfill any obligation under this Agreement shall have been the substantial cause of the failure of the Closing to occur by such date.

          SECTION 10.02 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of either Buyer or Seller, except that the agreements set forth in Section 7.04 shall survive the termination hereof; provided, however, that upon such termination each party shall be entitled to any remedies at law or in equity in the event of a breach of this Agreement by the other party.


                                  ARTICLE XI
                                 MISCELLANEOUS

          SECTION 11.01 Expenses. Each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Seller agrees and acknowledges that ATTI will not bear any of Seller's costs and expenses (including any of its legal fees and

                                      35.

expenses) in connection with the negotiation and execution of this Agreement or any of the transactions contemplated hereby.

          SECTION 11.02 Press Releases and Announcements. No party hereto shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith, after receiving the advice of counsel, is required by law or regulation (in which case the disclosing party will advise the other parties prior to making the disclosure).

          SECTION 11.03 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

          SECTION 11.04 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

          SECTION 11.05 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, executors, administrators, successors and permitted assigns. No party may assign either this Agreement or any of such party's rights, interests, or obligations hereunder without the prior written approval of each other party hereto; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder). As used herein, affiliates shall mean as to any party, any parent or subsidiary of such party or any entity in which such party has a controlling interest.

          SECTION 11.06 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 11.07 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                                      36.

          If to Buyer or ATTI:      Seagate Technology, Inc.
                                    920 Disc Drive
                                    Scotts Valley, CA  95066
                                    Attn:  Chief Financial Officer
                                    Telecopy:  (408) 438-2957


          With a copy to:           Brobeck, Phleger & Harrison
                                    One Market Plaza
                                    Spear Street Tower
                                    San Francisco, CA  94105
                                    Attn:  William L. Hudson, Esq.
                                    Telecopy:  (415) 442-1010

          If to Seller:             Applied Magnetics Corporation
                                    75 Robin Hill Road
                                    Goleta, CA  93117
                                    Attn:  General Counsel
                                    Telecopy:  (805) 967-2677

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

          SECTION 11.08 Interpretation. The English language text, and the American usage thereof, shall control the interpretation of this Agreement and all other writings among Buyer, Seller and ATTI.

          SECTION 11.09 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (without reference to its conflicts of law rules).

          SECTION 11.10 Amendments and Waivers. No amendment of any provisions of this Agreement shall be valid unless the same shall be in writing and signed by each party hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                                       37.

          SECTION 11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          SECTION 11.12 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which they may be entitled, at law or in equity.

          SECTION 11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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                                       38.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                 APPLIED MAGNETICS CORPORATION


                                 By: ______________________________
                                      Craig D. Crisman
                                      Chief Executive Officer


                                 SEAGATE TECHNOLOGY, INC.


                                 By: ______________________________
                                       Title:


                                 APPLIED TAPE TECHNOLOGY, INC.
                                 dba SEAGATE TAPE TECHNOLOGY,
                                 INC.


                                 By: _______________________________
                                     Title: President, General Manager


                                       39.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                 APPLIED MAGNETICS CORPORATION


                                 By:__________________________
                                        Title:

                                 SEAGATE TECHNOLOGY, INC.


                                 By:__________________________
                                        Title: SENIOR VICE PRESIDENT,
                                               CORPORATE DEVELOPMENT

                                 APPLIED TAPE TECHNOLOGY INC.
                                 dba SEAGATE TAPE TECHNOLOGY,
                                 INC.


                                 By:__________________________
                                        Title:










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